PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Simple Alternatives, LLC (“SA”), intending to be legally bound, hereby agree with each other as follows:

1. The Company hereby offers SA and SA hereby purchases $1,000.00 worth of shares of Class YYYY Common Stock (par value $.001 per share) and $0 worth of shares of Class ZZZZ Common Stock (par value $.001 per share) (such shares hereinafter sometimes collectively known as “Shares”) at price per Share equivalent to the net asset value per share of the Shares as determined on September 30, 2010.

2. The Company hereby acknowledges receipt from SA of funds in the amount of $1,000.00 in full payment for the Shares.

3. SA represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

4. This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 30th day of September, 2010.

THE RBB FUND, INC.

By:	/s/ Salvatore Faia
Name:	Salvatore Faia
Title:	President

SIMPLE ALTERNATIVES, LLC

By:	/s/ James K. Dilworth
Name:	James K. Dilworth
Title:	President & CEO